EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement"), effective as of January 19, 2000, between SIGA TECHNOLOGIES, INC., a Delaware corporation (with its successors and assigns, referred to as the "Corporation") and Judson Cooper (referred to as "Cooper").

                             Preliminary Statement

      The Corporation desires to employ Cooper, and Cooper wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and Cooper also wish to enter into the other agreements set forth in this Agreement, all of which are related to Cooper's employment under this agreement.

                                   Agreement

      Cooper and the Corporation therefore agree as follows:

            1. Employment for Term. The Corporation hereby employs Cooper and Cooper hereby accepts employment with the Corporation for the period beginning on the date of this Agreement and ending January 19, 2005. (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 6. This Agreement shall be automatically renewed for additional one-year periods (the "Renewal Terms;" together with the Initial Term, the "Term") unless either party notifies the other in writing of its intention not to so renew this Agreement no less than 180 days prior to the expiration of the Initial Term or a Renewal Term. The termination of Cooper's employment under this Agreement shall end the Term but shall not terminate Cooper's or the Corporation's other agreements in this Agreement, except as otherwise provided herein.

      2. Position and Duties. During the Term, Cooper shall serve as Chairman and Executive Vice President of the Corporation. During the Term, Cooper shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. During the Term, Cooper shall devote as much time as is necessary to satisfactorily perform his duties as an employee of the Corporation.

      3. Compensation.

            (a) Base Salary. The Corporation shall pay Cooper a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $250,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees.

            (b) Stock Options. Pursuant to the Corporation's stock option plan and subject to stockholder approval of the Corporation's Amended 1996 Incentive and Non-Qualified Stock Plan, the Corporation shall grant to Cooper fully-vested options to purchase 500,000 shares of the Corporation's Common Stock exercisable at $2.00 per share, the closing bid price of the Common stock of the Corporation on the date hereof. The options shall expire on the tenth anniversary of this Agreement.

            (c) Annual Increases. The Base Salary shall be increased at the end of each year of service by the greater of (i) 5% or (ii) a percentage equal to the increase, if any, in the United States Department of Labor Consumer Price Index (or comparable index, if available) for the New York metropolitan area over the previous 12 months.


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

            (d) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Cooper a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time. The Company will adopt a bonus plan and Cooper will be eligible to participate in such plan. The Corporation shall pay Cooper a monthly car allowance of $500.

      4. Employee Benefits. During the Term, Cooper shall be entitled to the employee benefits including vacation, 401(k) plan, health plan and other insurance benefits made available by the Corporation to any other officers or key employees of the Corporation.

      5. Expenses. The Corporation shall reimburse Cooper for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

      6. Termination.

            (a) General. The Term shall end immediately upon Cooper's death. The Term may also end for Cause or Disability, as defined in Section 7.

            (b) Notice of Termination. Promptly after it ends the Term, the Corporation shall give Cooper notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7(a) and 7(b) below). The Corporation's failure to give notice under this
Section 6(b) shall not, however, affect the validity of the Corporation's termination of the Term.

            (c) Effective Termination by the Corporation. If the Corporation reassigns Cooper's base of operations outside of New York City, or materially reduces Cooper's duties during the term, including replacing Cooper as Chief Executive Officer, then, at his option, Cooper may treat such reduction in duties as a termination of the Term without Cause by the Corporation.

      7. Severance Benefits.

            (a) "Cause Defined". "Cause" means (i) willful malfeasance or willful misconduct by Cooper in connection with his employment; (ii) Cooper's gross negligence in performing any of his duties under this Agreement; (iii) Cooper's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Cooper's material breach of any written policy applicable to all employees adopted by the Corporation which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof; or (v) material breach by Cooper of any of his agreements in this Agreement which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof.

            (b) Disability Defined. "Disability" shall mean Cooper's incapacity due to physical or mental illness that results in his being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Cooper shall continue to receive his base salary hereunder, provided that if the Corporation provides Cooper with disability insurance coverage, payments of Cooper's base salary shall be reduced by the amount of any disability insurance payments received by Cooper due to such coverage. The Corporation shall give Cooper written notice of termination which shall take effect sixty (60) days after the date it is sent to Cooper unless Cooper shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).


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            (c) Termination. If the Corporation ends the Term for Cause or
Disability, or if Cooper resigns as an employee of the Corporation for reasons other than a material breach by the Corporation of its obligations under this Agreement or a material reduction of Cooper's duties as provided in Section 6(c), or if Cooper dies, then the Corporation shall have no obligation to pay Cooper any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term, except that payments under 3(a) shall continue unless the Corporation ends the Term for Cause or if Cooper resigns for reasons other than a material breach by the Corporation of its obligations under this Agreement or a material reduction of his duties as provided in Section 6(c). If the Corporation ends the Term without Cause, then the Corporation will be obligated to continue to pay Cooper's salary and all other amounts due hereunder for the remainder of the Term. In addition, in the event of a change in the ownership of greater than fifty percent (50%) of the Corporation's outstanding voting stock or any transaction described in Section 9(b), Cooper may elect to terminate this agreement as if it were a termination by the Corporation without Cause, and the Corporation shall be obligated to pay Cooper's salary for the remainder of the Term.

      8. Confidentiality, Ownership, and Covenants.

            (a) "Corporation Information" and "Inventions" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing.

            (b) Confidentiality. (i) Cooper hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Cooper, therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the five (5) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by his Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Cooper is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Cooper will promptly so notify the Corporation so that the Corporation may seek a protective order of other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Cooper may furnish the material so required to be furnished, but Cooper will furnish only that portion of the Corporation Information that legally is required.

            (ii) Cooper also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Corporation maintains such confidentiality (except with regard to any disclosure by the Corporation required under applicable securities laws).

            (c) Ownership of Inventions, Patents and Technology. Cooper hereby assigns to the Corporation all of Cooper's rights (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Cooper, either alone or jointly with others, during the course of the performance of services for the Corporation. Cooper shall also assign to, or as directed by, the Corporation, all of Cooper's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government of any of its


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agencies. The Corporation shall have all right, title and interest in all research and work product produced by Cooper as an employee of the Corporation, including, but not limited to, all research materials and lab books.

            (d) Non-Competition Period Defined. "Non-Competition Period" means the period beginning at the end of the Term and ending one (1) year after the end of the Term.

            (e) Covenants Regarding the Term and Non-Competition Period. Cooper acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Cooper for the development of its products; and that he will have access to and control of confidential information of the Corporation. Cooper further acknowledges that the business of the Corporation is international in scope and cannot be confined to any particular geographic area. For the foregoing reasons and to induce the Corporation to enter this Agreement, Cooper covenants and agrees that, subject to Section 8(h), during the Term and the Non-Competition Period Cooper shall not unless with written consent of the Corporation:

      (i) engage in any business related to the research and development of the products or processes in which the Corporation is engaged in during the Term or in any other business conducted by the Corporation during the Term (collectively the "Prohibited Activity") in the World for his own account;

      (ii) become interested in any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the World, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Cooper may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Cooper (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person; or

      (iii) directly or indirectly hire, employ or retain any person who at any time during the Term was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

            (f) Remedies. Cooper hereby acknowledges that the covenants and agreements contained in Section 8 are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgement. If Cooper breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; (ii) the right and remedy to require Cooper to account for and pay over to the Corporation such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            (g) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by


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reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdiction such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            (h) Cooper's agreements and covenants under Section 8(e) shall automatically terminate if the Corporation ends the Terms without Cause or Cooper resigns due to a material breach by the Corporation of its obligations under this Agreement or a material reduction of Cooper's duties as provided in
Section 6(c).

      9. Successors and Assigns.

            (a) Cooper. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Cooper may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Cooper shall be for the sole personal benefit of Cooper, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Cooper. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Cooper and his personal representatives, distributes and legatees.

            (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the corporation's assets or business or into or with which the Corporation may be consolidated or merged. In the event that the Corporation sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets and Cooper does not elect to treat any such transaction as a termination by the Corporation without Cause pursuant to Section 7(c), then this Agreement shall continue in full force and effect. The Corporation's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall assume in writing the Corporation's obligations under this Agreement (and deliver and executed copy of such assumption to Cooper), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.

      10. Change in Control. Upon the completion of a transaction resulting in a Change in Control of the Corporation or any transaction described in Section 9(b), the Corporation shall pay to Cooper, in consideration of his work on behalf of the Corporation, a one time cash payment equal to one and one-half percent (1.5%) of the total consideration received by the Corporation. "Change in Control" shall mean any merger or consolidation of the Corporation into or with another corporation, or any reorganization, recapitalization or like transaction or series of transactions having substantially equivalent effect and purpose, at the conclusion of which such merger, consolidation, reorganization, recapitalization or like transaction the holders of the voting capital stock of the Corporation immediately prior to such transaction or series of transactions own less than a majority of the voting capital stock of the acquiring entity or entity surviving or resulting from such transaction or series of transactions immediately thereafter, or any sale, transfer or other disposition of all or substantially all of the assets or capital stock of the Corporation.

      11. Sale, Merger or Spin-out of Subsidiary. Upon the sale, merger or public spin-out of any wholly-owned or partially-owned subsidiary of the Corporation, or of any material asset of the Corporation, Cooper shall receive a success fee equal to one and one-half percent (1.5%) of the value of SIGA's shares of the subsidiary, or of the value of the material asset, upon the sale, merger or spin-out. In the event the subsidiary or material asset is sold for cash, the 1.5% success fee shall be paid for in cash. In the event the subsidiary or material asset is sold for equity in another company, the 1.5% success fee shall be paid for in the form of equity received by the Corporation. In the event of a merger or public spin-out of


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the subsidiary or of any material asset of the Corporation, the 1.5% success fee shall be paid for in the form of shares of the subsidiary or in the form of equity received by the Corporation.

      12. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Cooper's employment with the Corporation and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Cooper and the Corporation relating to the subject matter of this Agreement.

      13. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Cooper and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      14. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Cooper:           Judson Cooper
                        420 Lexington Avenue
                        Suite 620
                        New York, NY 10170
                        Fax: 212-697-3130

If to the Corporation:  SIGA TECHNOLOGIES, INC.
                        420 Lexington Avenue
                        Suite 620
                        New York, NY 10170
                        Fax: 212-697-3130
                        Attention: Joshua D. Schein

with a copy to:         Orrick, Herrington and Sutcliffe
                        666 Fifth Avenue
                        New York, NY 10103
                        Attention: Jeffrey Fessler

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

      15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Cooper that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction


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having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

      16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      17. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      18. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Cooper under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

      19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

      20. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of New York, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in New York, New York and consent to the jurisdiction to the federal courts of the Southern District of New York or, if there shall be no jurisdiction, to the state courts located in New York County, New York, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the unsuccessful party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        SIGA TECHNOLOGIES INC

                                        By:       /s/ Joshua D. Schein
                                                  -----------------------
                                                  Joshua D. Schein
                                                  Chief Executive Officer


                                                  /s/ Judson Cooper
                                                  -----------------------
                                                  Judson Cooper


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